EXHIBIT 99.1

Timberline Discusses Recent Corporate Developments, Its Future
Plans, and Announces Investor Conference Call

November 7, 2008 – Coeur d’Alene – Timberline Resources Corporation (NYSE:Alternext:TLR) provided today a discussion of recent corporate developments and its future plans. The Company also announced that it will host a conference call with shareholders that will take place on Monday, November 10, 2008, at 1:30 p.m. Pacific time (4:30 p.m. Eastern time) and will be hosted by CEO Randal Hardy, VP of Exploration Paul Dircksen, and Chairman John Swallow. Details for joining the conference call are shown below.

Timberline’s primary corporate objectives are the successful development of its Butte Highlands Gold Project in partnership with Small Mine Development, LLC (“SMD”), optimizing the performance of its U.S. drilling operations, and maintaining the strong performance of its Mexican drilling subsidiary. A secondary corporate objective is to seek additional low-cost, development-stage, underground mineral projects suitable for advancement in partnership with SMD.

As announced last week, the Company is forming a 50/50 joint venture with SMD at Timberline’s 100-percent owned, royalty-free Butte Highlands Gold Project. Under the proposed terms of the agreement, Timberline will be carried to production by SMD, which will fund all project development costs and anticipates beginning development next summer. The Company will work closely with SMD and Klepfer Mining Services, the Company’s primary provider of permitting and environmental services, to manage the development progress. Highlights of a recent preliminary economic analysis, conducted by SMD, include anticipated production in less than two years and a sensitivity analysis indicating robust economics at gold prices as low as $500 per ounce. The analysis assumes the successful confirmation of historic mineralization estimates, including tonnage and average grade.

At Timberline Drilling, Inc. (“TDI”), in response to reduced market demand for surface exploration drilling, overhead and headcount have been reduced, and other cost-reduction measures have been taken to optimize operations. Despite recent economic turmoil, however, with the exception of some reduction at base metal projects, the Company is pleased to report that underground drilling operations remain strong. Both TDI in the U.S. and our Mexican operations, World Wide Exploration, S.A. de C.V., specialize in underground drilling in support of active mining operations and mine development projects where business is typically less cyclical than at early-stage exploration sites.

Timberline regards its partnership with SMD at Butte Highlands as a model for future opportunities in underground mine development and mining. The Company also believes that low-cost, development-stage projects similar to Butte Highlands may be available, and it intends to pursue them.

Given the Company’s newly refined focus, along with a current market environment that does not attribute the value to early-stage, high-cost exploration prospects necessary for their advancement, Timberline announced today that it has formally withdrawn its application to the Bureau of Land Management (BLM) for an exploration drilling program at Conglomerate Mesa and its lease agreement for the project has been terminated. While

Timberline has developed excellent working relationships with permitting and governmental authorities in California, significant uncertainty regarding the project’s viability remained. Despite the property’s outstanding geologic potential, the aforementioned factors had severely impaired its market value to the Company. Timberline management strongly believes that its efforts to deliver value to shareholders are much better focused at Butte Highlands, which lies on patented ground and is suitable for near-term, low-cost development.

Termination of the Conglomerate Mesa lease agreement also effectively terminates the Company’s interests at the Santa Rosa Project, which lies within a defined “area of interest”. We anticipate no further expenditures under this lease agreement, and expect a write down of the associated capitalized costs of this project to reflect this termination.

Timberline also announced that its bridge loan with Auramet Trading, LLC was paid off on October 31, 2008.

Investors can access the Conference Call by dialing (866) 237-3252 from the U.S. and Canada and (719) 457-1018 from other locations. Participants will be asked to provide a passcode number which is 929151.

Timberline Resources Corporation has taken the complementary businesses of mining services and mineral exploration and combined them into a unique, forward-thinking investment vehicle that provides investors exposure to both the “picks and shovels” and “blue sky” aspects of the mining industry. Timberline has contract drilling subsidiaries in the western United States and Mexico and an exploration division focused on district-scale gold projects with the potential for near-term, low-cost development. The Company is forming a 50/50 joint venture with Small Mine Development, LLC at Timberline’s 100-percent owned, royalty-free Butte Highlands Gold Project which is scheduled for development beginning in 2009. Timberline is listed on the NYSE: Alternext (formerly the American Stock Exchange) and trades under the symbol “TLR”.

This news release does not constitute an offer of any securities of Timberline for sale. Any securities to be issued in the acquisition transaction and sold in the private sale of Timberline's securities will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

Statements contained herein that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties. When used herein, the words "anticipate," "believe," "estimate," "plan," "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, such factors, including risk factors, discussed in the Company's Annual Report on Form 10-KSB for the year ended September 30, 2007. Except as required by the Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Contact Information:

John Swallow, Chairman

Phone: 208.664.4859